Exhibit 2(d)

Description of Securities

Liquid Media Group Ltd. (the "Company") is authorized to issue 500,000,000 common shares without par value and 20,000,000 preferred shares without par value of which 1,000,000 shares are designated as Series A Preferred Shares, 100 shares are designated as Series B Preferred Shares, 1,000,000 shares are designated as Series C Preferred Shares, 4,000,000 shares are designated as Series D Preferred Shares and 4,000,000 shares are designated as Series E Preferred Shares.

Holders of common shares are entitled to receive notice of, to attend and to vote at any meetings of the shareholders of the Company, other than any meeting of holders of another class of shares of the Company who are entitled to vote separately as a class at such meeting.  Holders of common shares are not entitled under the Company's articles to cumulative voting rights with respect to the election of the Company's directors.

Subject to the rights of the holders of preferred shares, the holders of common shares are entitled to receive dividends when declared by the directors out of funds or assets properly available for the payment of dividends, in such amounts and in such forms as the directors may from time to time determine; provided however that such dividends shall not be paid if to do so would reduce the value of the net assets of the Company to less than the total redemption amount of all issued preferred shares.

In the event of the Company's dissolution, liquidation or winding-up and subject to the prior rights of the holders of the preferred shares, holders of common shares will be entitled to share equally in the Company's remaining property and assets, subject to the right of the holders of preferred shares, as a class, to receive, before any distribution of any part of the assets of the Company among the holders of common shares, the redemption amount in respect of such preferred shares, being that amount as determined by the directors of the Company at the time of the issuance of such preferred shares.

The Company's board of directors is divided into three classes, designated as Class I, Class II and Class III, to provide for a rotation of three-year terms of office. Any director whose term has expired is eligible for re-election.

Amendment of Rights

The Company may, by Special Resolution (which means a resolution passed by three-fourths (3/4) of the votes cast on the resolution by the Company's shareholders who, being entitled to do so, vote in person or by proxy at the Company's general meeting, or a resolution consented to in writing by every shareholder who would have been entitled to vote in person or by proxy at a general meeting), alter its notice of articles or articles to create or vary the special rights or restrictions attached to any shares, but no right or special right attached to any issued shares may be prejudiced or interfered with unless all shareholders holding shares of each class or series whose right or special right is prejudiced or interfered with consent thereto in writing, or unless a resolution consenting is passed at a separate class meeting of the holders of the shares of each class by a majority of three-fourths of the issued shares of the class.

Limitations on Right to own Securities

The Company's articles do not provide for any limitations on the rights to own securities.  The Company's securities are, however, subject to a Shareholder Rights Plan (the "Rights Plan"), which is incorporated by reference as Exhibit 4.1 to the annual report on Form 20-F for the fiscal year ended November 30, 2019, of which this Exhibit 2(d) forms a part.  The effective date of the Rights Plan is August 31, 2006 (the "Effective Date"), and it will remain in effect until the termination of the annual general meeting of the Company's shareholders for 2020. One minute after the Effective Date, one right was issued and attached to each share outstanding and will attach to each share subsequently issued.  Pursuant to the Rights Plan, after a person acquires 20% or more of the Company's common shares or commences a take-over bid to acquire the Company's common shares, or announces an intention to do so, other than by way of a Permitted Bid (as defined and described below) (the "Separation Time"), the rights will separate from the shares and will be exercisable at an exercise price of 20 Canadian dollars per share. The acquisition by any person (an "Acquiring Person") of 20% or more of the shares, other than by way of a Permitted Bid, is referred to as a "Flip-in Event." Any rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Eight (8) trading days after the occurrence of a Flip-in Event, each right (other than those held by the Acquiring Person), will be adjusted so as to permit its holder to purchase 40 Canadian dollars worth of shares for 20 Canadian dollars. (i.e. at a 50% discount). The issuance of the rights is not initially dilutive. However, upon a Flip-in Event occurring and the rights separating from the shares, reported earnings per share on a fully diluted or non-diluted basis may be affected. Holders of rights not exercising their rights after the occurrence of a Flip-in Event may suffer substantial dilution.

Prior to the Separation Time, the rights will be evidenced by a legend imprinted on certificates for shares issued from and after the Effective Date and will not be transferable separately from the shares. Promptly following the Separation Time, separate certificates evidencing the rights (the "Rights Certificates") will be mailed to holders of record of Shares as of the Separation Time and the separate Rights Certificates will evidence the rights. From and after the Separation Time, Rights Certificates, which will be transferable in accordance with applicable securities laws, will evidence the rights.

The requirements for a Permitted Bid include the following:

(a) the take-over bid must be made by way of take-over bid circular;

(b) the take-over bid must be made to all holders of shares and voting shares issued on the exercise of warrants, options and other securities convertible into voting shares;

(c) the take-over bid must be outstanding for a minimum of 60 days, during which time tendered shares may not be taken up;

(d) the shareholder who tender their shares to the take-over bid must be permitted to withdraw their shares prior to the shares being taken up and paid for;

(e) shares tendered pursuant to the take-over bid may be taken up only after the expiry of not less than sixty (60) days and then only if at such time more than 50% of the shares held by shareholders other than the bidder, its affiliates and persons acting jointly or in concert with the bidder (the "Independent Shareholders") have been tendered to the take-over bid and not withdrawn; and

(f) if more than 50% of the shares held by Independent Shareholders are tendered to the take-over bid within the sixty (60) day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of shares for an additional ten (10) business days from the date of such public announcement.

The Rights Plan allows for a competing Permitted Bid (a "Competing Permitted Bid") to be made while a Permitted Bid is pending. A Competing Permitted Bid must satisfy all the requirements of the Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of thirty-five (35) days.

The board of directors may, prior to a Flip-in Event occurring, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event resulting from a take-over bid made by way of a take-over bid circular to all holders of shares of the Company, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event occurring thereafter under a take-over bid made by way of a take-over bid circular to all holders of shares. The board of directors may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding shares of the Company within fourteen (14) days or such other period as may be specified by the board of directors. With the majority consent of shareholders or rights holders at any time prior to a Flip-in Event causing an adjustment to the rights, the board of directors may redeem all, but not less than all, of the outstanding rights at a price of $0.0001 each.

Holders of 20% or more of the shares at the time when the rights are distributed are recognized for the purposes of the Rights Plan as "grandfathered persons" and, as such, do not constitute Acquiring Persons under the Rights Plan by virtue of their shareholding exceeding the 20% Flip-in Event threshold.

Change of Control

The Company's articles do not contain any change in control limitations with respect to a merger, acquisition or corporate restructuring involving the Company.

Shareholder Ownership Disclosure

The Company's articles do not contain any provision governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in the Capital

The Company may, by either Special Resolution or ordinary resolution, amend its notice of articles to increase the share capital of the Company by:

(a) creating shares with par value or shares without par value, or both;

(b) increasing the number of shares with par value or shares without par value, or both; or

(c) increasing the par value of a class of shares with par value, if no shares of that class are issued.

The Company may by Special Resolution alter its notice of articles to subdivide, consolidate, change from shares with par value to shares without par value, or from shares without par value to shares with par value, or change the designation of, all or any of its shares but only to the extent, in the manner and with the consent of shareholders holding a class of shares which is the subject of or affected by the alteration, as the Business Corporations Act (British Columbia) (the "BCBCA"), or its predecessor, Company Act (British Columbia), provides.

In addition, the Company may alter its notice of articles and articles:

(a) by Special Resolution, to create, define and attach special rights or restrictions to any shares, and

(b) by Special Resolution and by otherwise complying with any applicable provision of its notice of articles and articles, to vary or abrogate any special rights and restrictions attached to any shares but no right or special right attached to any issued shares shall be prejudiced or interfered with unless all shareholders holding shares of each class whose right or special right is prejudiced or interfered with consent thereto in writing, or unless a resolution consenting is passed at a separate class meeting of the holders of the shares of each class by a majority of three-fourths of the issued shares of the class.

Notwithstanding any consent in writing or resolution, no alteration shall be valid as to any part of the issued shares of any class unless the holders of all of the issued shares of such class either all consent in writing or consent by a resolution passed by the votes of shareholders holding three-fourths of the issued shares  of the class.

An ordinary resolution means a resolution passed at a general meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings, or a resolution passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing by shareholders holding shares that carry the right to vote at general meetings who, in the aggregate, hold shares carrying at least a special majority of the votes entitled to be cast on the resolution.A special majority means three-fourths of the votes cast on the resolution.

Absence of Other Rights

Holders of common shares have no preemptive rights to purchase or subscribe for any stock or other securities of the Company. In addition, there are no conversion rights or redemption or sinking fund provisions applicable to the common shares.

Comparison of British Columbia and Delaware Corporate Law

The Company is a corporation governed by the BCBCA. The BCBCA differs in some material respects from the laws generally applicable to Delaware corporations under the Delaware General Corporation Law (the "DGCL").  Below is a summary of certain of those material differences. This summary is qualified in its entirety by reference to the DGCL, the BCBCA, and the Company's articles.

	Delaware	British Columbia
Stockholder/ Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes, such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation's business, or a dissolution of the corporation, are generally required to be approved by the affirmative vote of the holders of a majority of the outstanding stock present in person or represented by proxy and entitled to vote on the matter, unless a corporation's certificate of incorporation or the bylaws require a higher percentage.

However, generally under the DGCL, stockholder approval is not required if the number of shares of common stock, including securities convertible into common stock, of a corporation issued in a merger does not exceed 20% of its stock outstanding immediately prior to the effective date of the merger. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) immediately following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.

Under the BCBCA and the Company's articles, certain company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders' meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings, or (ii) passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing by such shareholders who, in the aggregate, hold shares carrying at least three-quarters of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than three-quarters of the votes cast by the shareholders voting shares that carry the right to vote at general meetings who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Holders of multiple voting shares and subordinate voting shares vote together at all meetings of shareholders except meetings at which only holders of a particular class are entitled to vote.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate "despite any other provision" of the BCBCA. In general, a plan of arrangement is approved by a company's board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

	Delaware	British Columbia
Special Vote Required for Combinations with Interested Stockholders/ Shareholders

Unless a Delaware corporation's certificate of incorporation provides that it elects not to be governed by Section 203 of the DGCL, a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves either the business combination or the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors and officers of the corporation and shares held in certain types of employee stock plans); or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For purposes of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person's affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the foregoing.

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Compulsory Acquisition

Under the DGCL, a merger in which one corporation owns, prior to the merger, 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation's board of directors or shareholders.

The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

	Delaware	British Columbia
Stockholder/ Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company's articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.

Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of the company that carry the right to vote at general meetings may call the meeting.

	Delaware	British Columbia
Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of its capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class for cash or other property except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled, upon any distribution of its assets, to a preference over another class or series of its shares or, if no shares entitled to a preference are outstanding, any of its shares if such shares will be retired and the capital reduced.

Under the BCBCA, unless its charter or an enactment provides otherwise, a company may pay a dividend in money or other property (including by issuing shares or warrants by way of dividend) unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent.

The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). The Company is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Director

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the BCBCA and the Company's articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors.

Under the BCBCA and the Company's articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders' meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

	Delaware	British Columbia
Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.  If a Delaware corporation has a classified board, unless its certificate of incorporation provides otherwise, any director or the entire board may only be removed by stockholders for cause.

The Company's articles allow for the removal of a director by special resolution of the shareholders.

According to the Company's articles, the board of directors is divided into three classes designated as Class I, Class II and Class III, to provide for a rotation of three year terms of office, which expire at the third succeeding general meeting. All directors are eligible for re-election or re-appointment.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person has the right during usual business hours to inspect the corporation's books and records for a proper purpose.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Public companies must allow all persons to inspect certain records of the company free of charge.

	Delaware	British Columbia
Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of the outstanding shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation's bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company's articles, or (iii) if the company's articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company's articles (such as a change in the company's authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company's articles.

Our articles provide that certain changes to the Company's share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys' fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses to any director or officer relating to the defense of any proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; or (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company's request against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person's position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual's conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, the Company's articles require it to indemnify its directors, officers, former directors or officers (and such individual's respective heirs and legal representatives) and permit the Company to indemnify any person to the extent permitted by the BCBCA.

	Delaware	British Columbia
Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation's certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director's breach of the director's fiduciary duties, except for (i) any breach the duty of loyalty to the corporation or its shareholders; (ii) any act or omission not in good faith or involving intentional misconduct or a known violation of law; (iii) any breach in which the director obtains an improper personal benefit from the corporation; or (iv) the unlawful payment of a dividend or the unlawful approval a stock repurchase.

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

	Delaware	British Columbia
Stockholder/ Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the derivative claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant's interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

	Delaware	British Columbia
Oppression Remedy

Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, the DGCL does not provide for a remedy for a breach of fiduciary duties that is comparable to the BCBCA's oppression remedy.

The BCBCA's oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A "shareholder" for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or "poison pill," which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Under the Company's articles, the preferred shares may be issued in one or more series. Accordingly, the Company's board of directors is authorized, without shareholder approval, but subject to the provisions of the BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as the Company's board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of the subordinate voting shares and multiple voting shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of the Company and might adversely affect the market price of the Company's subordinate voting shares and the voting and other rights of the holders of subordinate voting shares. Under the BCBCA, each share of a series of shares must have the same special rights or restrictions as are attached to every other share of that series of shares. In addition, the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to the class of shares of which the series of shares is part.

In addition, the BCBCA does not prohibit a corporation from adopting a shareholder rights plan, or "poison pill," which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

	Delaware	British Columbia
Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations typically have provisions in their bylaws, often referred to as "advance notice bylaws," that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation's capital stock. The stockholder may also be required to disclose information about the stockholder, including, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the BCBCA, qualified shareholders holding at least one percent (1%) of the Company's issued voting shares or whose shares have a fair market value in excess of $2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to the Company in advance of any proposed meeting by delivering a timely written notice in proper form to the Company's registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least 2 years before the date of signing the proposal.

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

In certain circumstances, the company may refuse to process a proposal.